Exhibit 99.1

Contact:	L-3
Corporate Communications
212-697-1111

For Immediate Release

L-3 Announces the Pricing Terms of Its Cash Tender Offer for Up to $300 Million

Aggregate Principal Amount of Its Outstanding Debt Securities

NEW YORK, December 18, 2015 – L-3 Communications (LLL) announced today the pricing terms of the previously announced cash tender offer by L-3 Communications Corporation (“L-3”), its wholly owned subsidiary, for up to $300 million aggregate principal amount of certain of its notes.

Holders of notes who tender and do not validly withdraw their notes at or before 5:00 p.m., New York City time, on December 18, 2015 (the early tender date), and which are accepted for purchase by L-3, are eligible to receive the total consideration as set forth in the table below. The total consideration (including the applicable reference yields) listed in the table was determined at 2:00 p.m., New York City time, on December 18, 2015.

The total consideration for each series of notes includes an early tender premium of $30 per $1,000 principal amount of notes validly tendered and not validly withdrawn by such holders and accepted for purchase by L-3.

Title of Security	CUSIP No.	Acceptance Priority Level	Reference U.S. Treasury Security	Reference Yield	Fixed Spread	Total Consideration(1)(2)
3.95% Notes due 2024	502413 BD8	1	2.25% UST due November 15, 2025	2.190%	195 bps	$986.57
1.50% Notes due 2017	502413 BC0	2	0.875% UST due November 30, 2017	0.960%	125 bps	$990.03
3.95% Notes due 2016	502413 BB2	3	0.875% UST due November 30, 2017	0.960%	50 bps	$1,022.10

(1)	Per $1,000 principal amount of notes that are tendered and accepted for purchase.
(2)	The total consideration includes the early tender premium of $30 per $1,000 principal amount of notes.

All payments for notes purchased in connection with the early tender date will also include accrued and unpaid interest on the principal amount of notes tendered up to, but not including, the initial settlement date, which is currently expected to be December 22, 2015.

Subject to the terms and conditions of the tender offer, including the tender cap of $300 million and associated proration procedures, L-3 expects it will accept for purchase all of the notes validly tendered and not validly withdrawn at or prior to the early tender date.

Holders of notes who validly tender their notes after the early tender date will, if such notes are accepted by L-3, receive the tender consideration, which is equal to the total consideration minus $30 per $1,000 principal amount of notes tendered by such holders and accepted for purchase by L-3. Accrued and unpaid interest up to, but excluding, the applicable settlement date will be paid in cash on all validly tendered notes accepted and purchased by L-3 in the tender offer.

The tender offer is scheduled to expire at 11:59 p.m., New York City time, on January 5, 2016, unless extended or earlier terminated.

In accordance with the terms of the tender offer, the withdrawal date is 5:00 p.m., New York City time, on December 18, 2015. As a result, tendered notes may not be withdrawn after this time, except in certain limited circumstances where additional withdrawal rights are required by law.

The tender offer is being conducted upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 7, 2015, and the related Letter of Transmittal.

L-3 has retained Deutsche Bank Securities, BofA Merrill Lynch and Wells Fargo Securities to serve as dealer managers for the tender offer and has retained D.F. King & Co., Inc. to serve as tender agent and information agent for the tender offer.

Requests for documents relating to the tender offer may be directed to D.F. King & Co., Inc. by telephone at (877) 896-3192, by email at L3@dfking.com or in writing at 48 Wall Street, 22nd Floor, New York, New York, 10005. Questions regarding the tender offer may be directed to Deutsche Bank Securities at (866) 627-0391, to BofA Merrill Lynch at (888) 292-0070 or to Wells Fargo Securities at (866) 309-6316.

This press release is not a tender offer to purchase or a solicitation of acceptance of a tender offer, which may be made only pursuant to the terms of the Offer to Purchase. In any jurisdiction where the laws require the tender offer to be made by a licensed broker or dealer, the tender offer will be deemed made on behalf of L-3 by the dealer managers, or one or more registered brokers or dealers under the laws of such jurisdiction. In addition, this press release is not an offer to sell or the solicitation of an offer to buy any securities. No offer, solicitation, purchase or sale will be made in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any such securities will be offered only by means of a prospectus, including a prospectus supplement relating to such securities, meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Headquartered in New York City, L-3 employs approximately 38,000 people worldwide and is a leading provider of a broad range of communication and electronic systems and products used on military and commercial platforms. L-3 is also a prime contractor in aerospace systems. The company expects 2015 sales of $10.4 billion, excluding National Security Solutions (NSS).

To learn more about L-3, please visit the company’s website at www.L-3com.com. L-3 uses its website as a channel of distribution of material company information. Financial and other material information regarding L-3 is routinely posted on the company’s website and is readily accessible.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. Statements that are predictive in nature, that depend upon or refer to events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “will,” “could” and similar expressions are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the company’s Safe Harbor Compliance Statement for Forward-Looking Statements included in the company’s recent filings, including Forms 10-K and 10-Q, with the Securities and Exchange Commission. The forward-looking statements speak only as of the date made, and the company undertakes no obligation to update these forward-looking statements.